  EXHIBIT 10.5

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made and entered effective as of the 1st day of July, 2019, by and between Terra Tech Corp., a Nevada Corporation (the “Company”) and Michael James (the “Executive”) and supersedes and replaces any prior employment agreement or employment letter between the Parties.

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the “Board”) has approved the Company entering into an employment agreement with the Executive;

WHEREAS, the Executive is now the Chief Financial Officer of the Company and thus the principal executive of the Company;

WHEREAS, the Company and Executive would like to set forth the terms of Executive’s continued employment;

NOW THEREFORE, in consideration of the recitals and the mutual agreements herein set forth, the Company and the Executive agree as follows:

ARTICLE 1

EMPLOYMENT AND TERM

1.1 Employment. The Company hereby employs Executive and Executive accepts employment as Chief Financial Officer of the Company, with the understanding and agreement that Executive may, in the sole and complete discretion of the Company, be appointed to serve as Chief Executive Officer of a subsidiary of the Company, as an alternative to serving as Chief Financial Officer of the Company, at any time during the Term (as defined below). As its Chief Financial Officer or as Chief Executive Officer of such subsidiary, Executive shall render such services to the Company as are customarily rendered by a comparable officer of comparable companies and as required by the articles and by-laws of the Company or its subsidiary, as applicable. Executive accepts such employment and, consistent with fiduciary standards which exist between an employer and an employee, shall perform and discharge the duties commensurate with his position that may be assigned to him from time to time by the Company.

1.2 Term and Renewal. The term of this Agreement shall commence on the date first written above (the “Commencement Date”), and shall continue for a term of three (3) years until July 1, 2022 the (“Initial Term”); provided, however, that commencing on the third (3rd) anniversary of the Commencement Date and on each anniversary of the Commencement Date thereafter (each, an “Extension Date”), the term of Executive’s employment under this Agreement shall be automatically extended for an additional one (1) year period (each, a “Renewal Term”), unless the Company or the Executive provides the other at least ninety (90) days prior written notice before the next Extension Date that the Initial Term or Renewal Term, as applicable, shall not be extended (a “Non-Renewal Notice”). The period of time between the Commencement Date and the termination of this Agreement shall be referred to herein as the “Term.” In the event Executive is serving as an executive officer of a subsidiary of the company and (i) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of such subsidiary representing fifty percent (50%) or more of the total voting power represented by such subsidiary’s then outstanding voting securities pursuant to a transaction or a series of related transactions, (ii) there occurs a merger or consolidation of such subsidiary or a sale or disposition of all or substantially all of such subsidiary’s assets, or (iii) there occurs a dividend or distribution to the Company’s stockholders of any or all of the shares of capital stock of such subsidiary, this Agreement shall automatically terminate and no payments shall be due to Executive under Article 2 hereof.

1.3 Compensation and Benefits. During the Term of this Agreement, the Executive shall be entitled to the compensation (“Compensation”) and benefits (“Benefits”) described in Exhibit A attached hereto.

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ARTICLE 2

TERMINATION OF EMPLOYMENT AND SEVERANCE BENEFITS

2.1 Termination by the Company for Cause, Death, or Disability. If, during the Term, the Executive’s employment is terminated by the Company for Cause, or if Executive’s employment with the Company ends due to death, “permanent and total disability” (within the meaning Section 22(e)(3) of Internal Revenue Code of 1986, as amended the “Code”), then the Executive shall only be entitled to any earned but unpaid base salary as well as any other amounts or benefits owing to Executive under the terms of any employee benefit plan of the Company (the “Accrued Benefits”). For purposes of this Agreement, Accrued Benefits shall include any accrued paid time off pursuant to the Company’s policy and practices. The Accrued Benefits shall be payable upon Executive’s termination within the time provided by law.

2.2 Termination by the Company without Cause or by the Executive under Certain Circumstances or Non-Renewal Notice Following a Change of Control. If, during the Term: (i) the Executive’s employment with the Company is terminated by the Company other than for Cause, (ii) Executive resigns based on the occurrence of any of the following, without the Executive’s prior written consent: (i) a material reduction in Executive’s Base Salary, (ii) a relocation of the Executive’s primary place of employment to a location more than fifty (50) miles from the Company’s current New Jersey office location, (iii) any requirement that the Executive report to anyone other than the Chief Executive Officer or President of the Company, or (iv) any material breach of this Agreement, and (x) the Executive provides the Company with written objection to the event or condition within thirty (30) days following the occurrence thereof, (y) the Company does not reverse or cure the event or condition within thirty (30) days of receiving that written objection, and (z) the Executive resigns his employment within ten (10) days following the expiration of that cure period, or (iii) within one (1) year following a Change of Control (as defined below), the Company provides a Non-Renewal Notice (a “Qualified Termination”), then the Executive shall be entitled to the Severance Benefits as described in Section 2.3 herein as well as his Accrued Benefits.

2.3 Severance Benefits. In the event of a Qualified Termination, the Company shall pay and provide the Executive with the following “Severance Benefits”:

(a) The greater of (i) the remaining compensation during the Initial Term or (ii) two (2) times the Executive’s then current annual base salary, less any taxes and withholding as may be necessary pursuant to law, to be paid in accordance with the Company’s normal payroll practices, but in no event less frequently than monthly, paid in equal installments over a two (2) month period beginning with the first normal payroll period after the effective date of the release referred to in Section 2.3(d) below.

(b) Executive shall be entitled to receive a number of shares of the Company’s common stock (or the common stock of a successor company following a Change of Control) with an aggregate value of One Million Two Hundred Thousand Dollars ($1,200,000) (the “Stock Severance”) calculated by dividing (a) $1,200,000 by (b) the Fair Market Value (as defined in the Company’s 2018 Equity Incentive Plan (the “Plan”)) of a share of the Company’s common stock on the date of termination of employment. Notwithstanding the foregoing, Executive shall not be entitled to the Stock Severance if the total market capitalization of the Company (defined as the number of outstanding shares multiplied by the Fair Market Value of a share of common stock) on the date of termination of employment is less than $65 million. The Stock Severance will only be issued if, at the time of termination of employment and at the time of issuance of the shares, such shares may be issued to the Executive by the Company without unreasonable expense or effort pursuant to either (i) the Plan (or a successor equity plan), or (ii) an available exemption from registration under the Securities Act of 1933, and any applicable state securities “blue sky” laws. If the Stock Severance is subject to issuance pursuant to this Section 2.3(b), the shares shall be issued to Executive no later than 30 days after the effective date of the release referred to in Section 2.3(d) below.

(c) To the extent the Executive and Executive’s dependents elect coverage under the Company’s health insurance plan pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay the COBRA premium payments for a period of up to twelve (12) months after the date of Termination.

(d) As a condition to receiving the Severance Benefits contemplated by this Section 2.3, within thirty (30) days after the effective date of such Qualified Termination, Executive shall execute and deliver an irrevocable general release (including, but not limited to, all matters relating to employment with the Company) in favor of the Company and its affiliates in such form as the Company shall reasonably request (the effective date of which shall be eight days after Executive delivers the signed release to the Company). Notwithstanding anything herein to the contrary, in the event such 30-day period falls into two (2) calendar years, the payments contemplated in this Section 2.3 shall not commence until the second calendar year. The Severance Benefits shall terminate immediately upon the Executive violating any of the provisions of Article 3 of this Agreement. The conditions set forth in this paragraph are together referred to as the “Termination Conditions”.

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2.4 Cause. For purposes of this Agreement, “Cause” shall be deemed to exist upon any of the following events: (i) the Executive’s conviction of, or plea of nolo contendere, to a felony, (ii) failure to substantially perform Executive’s essential job functions as appropriate for his position as determined by the Company in Section 1.1; (iii) failure of Executive to adhere to directives of the Board or Executive’s immediate supervisor, (iv) Executive’s material misconduct or gross negligence, (v) a material violation of any Company policy, or (v) any material breach of this Agreement. The Board must provide thirty (30) days written notice of its intent to terminate the Executive’s employment for Cause and if such grounds for Cause are curable, Executive shall have thirty (30) days following the receipt of such written notice to cure such curable event that would otherwise constitute Cause.

2.5 Change of Control. As used herein, a “Change of Control” shall mean the occurrence of any of the following events: (i) Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose any such voting securities held by the Company, or any affiliate, parent or subsidiary of the Company, or by any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions; or (ii) Merger/Sale of Assets. (A) A merger or consolidation of the Company or a subsidiary of the Company or an acquisition of assets or an entity by the Company or a subisidary of the Company whether or not approved by the Board, other than a merger or consolidation or acquisition of assets or an entity which would result in the holders of the voting securities of the Company outstanding immediately prior thereto continuing to hold (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such entity, as the case may be, outstanding immediately after such merger or consolidation; or (B) the sale or disposition by the Company of all or substantially all of the Company’s assets; or (iii) Change in Board Composition. A change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date of this Agreement, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors, or by a committee of the Board made up of at least a majority of the Incumbent Directors, at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors). Notwithstanding the foregoing, a dividend or distribution to the Company’s stockholders of any or all of the shares of capital stock of a subsidiary of the Company shall not be deemed to constitute a Change of Control.

2.6 Accelerated Vesting of Equity Awards. The Executive’s outstanding and unvested stock options will accelerate and become vested, and the restrictions applicable to his outstanding restricted stock award(s) will lapse and become vested in the event of a Qualified Termination and compliance with the Termination Conditions as follows: (i) the vesting of Executive’s outstanding and unvested stock options will accelerate and become fully vested; and (ii) the restrictions applicable to each of the Executive’s outstanding awards of restricted stock and restricted stock units will lapse and become fully vested. If the Executive’s employment is terminated for any reason other than Cause, death, or “permanent and total disability”, the Executive may exercise the vested portion of any stock options until the expiration date of such option.

ARTICLE 3

RESTRICTIVE COVENANTS

3.1 Confidentiality and Nondisclosure. The Executive will not use or disclose to any individual or entity any Confidential Information (as defined below) except (i) in the performance of Executive’s duties for the Company, (ii) as authorized in writing by the Company, or (iii) as required by subpoena or court order, provided that, prior written notice of such required disclosure is provided to the Company and, provided further that all reasonable efforts to preserve the confidentiality of such information shall be made. As used in this Agreement, “Confidential Information” shall mean information that (i) is used or potentially useful in the business of the Company, (ii) the Company treats as proprietary, private or confidential, and (iii) is not generally known to the public. “Confidential Information” includes, without limitation, information relating to the Company’s products or services, processing, manufacturing, marketing, selling, customer lists, call lists, customer data, memoranda, notes, records, technical data, sketches, plans, drawings, chemical formulae, trade secrets, composition of products, research and development data, sources of supply and material, operating and cost data, financial information, personnel department information and information contained in manuals or memoranda. “Confidential Information” also includes proprietary and/or confidential information of the Company’s customers, suppliers and trading partners who may share such information with the Company pursuant to a confidentiality agreement or otherwise. The Executive agrees to treat all such customer, supplier or trading partner information as “Confidential Information” hereunder. The foregoing restrictions on the use or disclosure of Confidential Information shall continue after Executive’s employment terminates for any reason for so long as the information is not generally known to the public.

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3.2 Defend Trade Secrets Act Information. Executive acknowledges that, notwithstanding the foregoing limitations on the disclosure of trade secrets, Executive may not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a Federal, State or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if Executive files a proceeding against the Company in connection with a report of a suspected legal violation, Executive may disclose the trade secret to the attorney representing Executive and use the trade secret in the court proceeding, if Executive files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

3.3 Non-Disparagement. The Executive will not at any time during employment with the Company, or after the termination of employment with the Company, directly or indirectly (i) disparage, libel, defame, ridicule or make negative comments regarding, or encourage or induce others to disparage, libel, defame, ridicule or make negative comments regarding, the Company, or any of the Company’s officers, directors, employees or agents, or the Company’s products, services, business plans or methods; or (ii) engage in any conduct or encourage or induce any other person to engage in any conduct that is in any way injurious or potentially injurious to the reputation or interests of the Company or any of the Company’s, officers, directors, employees or agents.

The Company and its officers, directors, employees or agents will not at any time during Executive’s employment with the Company, or after the termination of employment with the Company, directly or indirectly (i) disparage, libel, defame, ridicule or make negative comments regarding, or encourage or induce others to disparage, libel, defame, ridicule or make negative comments regarding, the Executive; or (ii) engage in any conduct or encourage or induce any other person to engage in any conduct that is in any way injurious or potentially injurious to the reputation or interests of the Executive.

3.4 Survival of Termination Covenants. Executive’s obligations under this Agreement shall survive Executive’s termination of employment with the Company and the termination of this Agreement.

3.5 Equitable Relief. Executive hereby acknowledges and agrees that the Company and its goodwill would be irreparably injured by, and that damages at law are an insufficient remedy for, a breach or violation of the provisions of this Agreement, and agrees that the Company, in addition to other remedies available to it for such breach shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief, restraining Executive from any actual breach of the provisions hereof, and that the Company’s rights to such equitable relief shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. Any breach of Section 3.1, 3.2 or 3.3 shall constitute a material breach of this Agreement.

ARTICLE 4

MISCELLANEOUS

4.1 Entire Agreement. This Agreement contains the entire understanding of the Company and the Executive with respect to the subject matter hereof.

4.2 Prior Agreement. This Agreement supersedes and replaces any prior oral or written employment or severance agreement between the Executive and the Company.

4.3 Subsidiaries. Where appropriate in this Agreement the term “Company” shall also include any direct or indirect subsidiaries of the Company.

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4.4 Code Sections 409A and 280G.

(a) In the event that the payments or benefits set forth in Article 2 of this Agreement constitute “non-qualified deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder (collectively, “409A”), then the following conditions apply to such payments or benefits:

(i) Any termination of Executive’s employment triggering payment of benefits under Article 2 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to the Company at the time Executive’s employment terminates), any such payments under Article 2 that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section shall not cause any forfeiture of benefits on Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii) Notwithstanding any other provision with respect to the timing of payments under Article 2 if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” of the Company (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive may become entitled under Article 2 which are subject to Section 409A (and not otherwise exempt from its application) shall be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Article 2.

(iii) It is intended that each installment of the payments and benefits provided under Article 2 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(iv) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. The parties intend this Agreement to be in compliance with Section 409A. Executive acknowledges and agrees that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

(b) If any payment or benefit Executive would receive under this Agreement, when combined with any other payment or benefit Executive receives pursuant to a Change of Control (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount (with cash payments being reduced before stock option compensation) as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes, and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

4.5 Severability. It is mutually agreed and understood by the parties that should any of the restrictions and covenants contained in Article 3 be determined by any court of competent jurisdiction to be invalid by virtue of being vague, overly broad, unreasonable as to time, territory or otherwise, then the Agreement shall be amended retroactive to the date of its execution to include the terms and conditions which such court deems to be reasonable and in conformity with the original intent of the parties and the parties hereto consent that under such circumstances, such court shall have the power and authority to determine what is reasonable and in conformity with the original intent of the parties to the extent that such restrictions and covenants are enforceable. In the event any other provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

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4.6 Modification. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company on the Company’s behalf, or by the respective parties’ legal representations and successors.

4.7 Dispute Resolution & Applicable Law. All disputes regarding this agreement shall be resolved by arbitration to be administered by the American Association of Arbitration. To the extent not preempted by the laws of the United States, the terms and provisions of this agreement are governed by and shall be interpreted in accordance with, the laws of California, without giving effect to any choice of law principles.

4.8 Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by the Company’s successors and/or assigns and shall be enforceable by the Executive against the Company’s successors and assigns.

4.9 Headings/References. The headings in this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

4.10 Indemnification. As additional consideration for Executive’s agreement to perform the duties outlined herein, Executive shall be indemnified and held harmless by the Company for any and all claims, costs or expenses including legal fees and advancement of expenses, except in the case of willful, reckless or grossly negligent misconduct, for any activity in any suit brought against him or the Company for actions undertaken by Executive on behalf of the Company to the maximum extent provided by law, regardless of whether such indemnification is specifically authorized by statute, the Company’s Articles of Incorporation or Bylaws or any other agreement.

4.11 Notices. Any notice, request, instruction, or other document to be given hereunder shall be in writing and shall be deemed to have been given: (a) on the day of receipt, if sent by overnight courier; (b) upon receipt, if given in person; (c) five days after being deposited in the mail, certified or registered mail, postage prepaid, and in any case addressed as follows:

If to the Company:

2040 Main Street, Suite 225

Irvine, California 92614

Attn: General Counsel

with copy sent to the attention of the Chairman of the Board of Directors at the same address

If to the Executive:

Michael James

51 Gloria Drive

Allendale, NJ 07401

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

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[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on this 1st day of July, 2019.

Terra Tech Corp.

By: _____________________________________

Name: Alan Gladstone

Title: Chairman, Compensation Committee

EXECUTIVE

_____________________________________

_____________________________________

Michael James, Chief Financial Officer

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EXHIBIT A

EXECUTIVE’S COMPENSATION AND BENEFITS

1. Base Salary: Two Hundred Fifty-Seven Thousand Five Hundred Dollars ($257,500) (or any increased amount approved by the Board of Directors or the Compensation Committee) paid in accordance with the Company’s standard payroll practices for senior executives.

2. Performance-Based Incentive: Executive shall be eligible to receive an annual cash bonus (the “Annual Performance Bonus”), with the target amount of such Annual Performance Bonus equal to sixty percent (60%) of Executive’s Base Salary (the “Target Performance Bonus”) in the year to which the Annual Performance Bonus relates; provided that the actual amount of the Annual Performance Bonus may be greater or less than the Target Performance Bonus. The Annual Performance Bonus shall be based on performance and achievement of Company goals and objectives as defined by the Board or Compensation Committee. The amount of the Annual Performance Bonus shall be determined by the Board or Compensation Committee in its sole discretion, and shall be paid to Executive no later than March 15th of the calendar year immediately following the calendar year in which it was earned. If, during the Term: (i) the Executive’s employment with the Company is terminated by the Company other than for Cause, or (ii) Executive resigns based on the occurrence of any of the following, without the Executive’s prior written consent: (i) a material reduction in Executive’s Base Salary, (ii) a relocation of the Executive’s primary place of employment to a location more than fifty (50) miles from the Company’s current New Jersey office location, (iii) any requirement that the Executive report to anyone other than the Chief Executive Officer or President of the Company, or (iv) any material breach of this Agreement, and (x) the Executive provides the Company with written objection to the event or condition within thirty (30) days following the occurrence thereof, (y) the Company does not reverse or cure the event or condition within thirty (30) days of receiving that written objection, and (z) the Executive resigns his employment within ten (10) days following the expiration of that cure period, then Executive will receive a pro-rated bonus for the time worked based on the percentage worked of the calendar year, which bonus will be paid within thirty (30) days after the date of termination or resignation. The Company shall deduct from the Annual Performance Bonus all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.

3. Paid Time Off: Executive shall be entitled to paid time off pursuant to the terms and conditions of the Company’s policy and practices as applied to the Company’s senior executives.

4. Health & Welfare Benefits: Executive shall be eligible to participate in all health and welfare benefits provided generally to other employees of the Company.

5. Retirement Benefits: Executive shall be eligible to participate in all retirement benefits provided generally to other employees of the Company.

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